Exhibit 2.2

Execution Version

Master License Agreement

This Master License Agreement (this “Agreement”) is entered into as of February 19, 2014 (the “Effective Date”), by and between MAVERICK J, SPE, LLC, a California limited liability company (“Licensor”), located at 8460 Higuera Street, Culver City, CA 90232, on the one hand, and HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Licensee”) located at 114 W. 41st Street, New York, NY, 10036, on the other hand.

WHEREAS, this Agreement is being executed in connection with that Installment Purchase and Sale Agreement of even date herewith (as amended, modified, supplemented and/or restated from time to time) (the “Purchase Agreement”), together with the Trademark Security Agreement, the Solomon Guaranty, and the Pledge Agreement, providing for the licensing of the James Campbell Brand (as defined below) from Licensor to Licensee until a designated point set forth in the Purchase Agreement upon which title to such marks transfers from Licensor to Licensee in accordance with the Purchase Agreement and this Agreement;

WHEREAS, Licensor has adopted, used, is using and has registered (or has filed applications for the registration of) the Trademarks;

WHEREAS, Licensor has adopted, used, is using, but has not registered (or filed applications for the registration of) the Brands; and

WHEREAS, capitalized terms not defined herein shall have the meaning ascribed to them in the Purchase Agreement.

In consideration of the covenants, conditions and mutual agreements herein set forth and incorporated by reference and made a part hereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

GRANT OF LICENSE: Subject to the terms of this Agreement, Licensor hereby grants Licensee the exclusive (except as set forth in Section 7), sublicenseable right to use the James Campbell Brand, during the Term, for and in connection with the design, manufacture, offering for sale, sale, distribution and marketing/advertising/promotion, through all channels of trade, of Licensed Products in the Territory. Licensee has the right to grant sublicenses in connection with the manufacture and distribution of the Licensed Products without obtaining the Licensor’s consent, and Licensee shall be responsible and liable for the acts or omissions of such sublicensees that constitute a breach of this Agreement as if such acts or omissions were the acts or omission of Licensee.

2.

PROPERTY LICENSED: The property licensed shall be the “James Campbell Brand”, which shall constitute: (a) the registered (or application for registration pending) trademarks listed in Schedule 1(a) (collectively “Trademarks”); (b) the current unregistered (no application for registration pending) marks listed in Schedule 1(b) (collectively “Brands”); (c) all trade names, derivatives and any other marks, trademarks, brands or the like that include Trademarks and/or Brands or portions thereof and rights thereto, if any, that currently or may in the future exist (collectively “Names”) and (d) all intellectual property rights (“IP Rights”) arising from or relating to the Trademarks, Brands and Names; provided, however, that Licensee may, during the Term (as defined below), register, on Licensor’s behalf, and at Licensee’s sole cost and expense, new trademarks pertaining or relating specifically to the Trademarks set forth on Schedule 1(a) and/or the Brands set forth on Schedule 1(b), both domestically and internationally (for example, registering existing Trademarks (or derivations thereof) into existing or new territories and registering existing Brands (or derivations thereof)), and such trademarks shall automatically become “Trademarks” and part of the “James Campbell Brand” for all purposes hereunder and under the Purchase Agreement. Licensee shall not otherwise register or attempt to register any new trademarks pertaining or relating specifically to the Trademarks set forth on Schedule 1(a) and/or the Brands set forth on Schedule 1(b),

3.	TERRITORY: The world (hereinafter, the “Territory”).

4.	TERM: The “Term” of this Agreement shall run from the Effective Date until the termination of this Agreement pursuant to Section 13 hereof.

5.	LICENSED PRODUCTS: “Licensed Products” means all goods and services permitted by law.

6.	ROYALTY: No separate royalty will be due to Licensor with regard to this Agreement, as all consideration will be tendered pursuant to the Purchase Agreement.

7.	RETAINED LICENSOR RIGHTS AND DISTRIBUTION

a.	Licensee will begin production and shipments for Fall 2014 on an exclusive basis, as set forth in Section 1, but Licensor will retain the following royalty-free rights:

i.

Licensor will produce and ship (or cause to be produced and shipped) Spring 2014 and Summer 2014 goods, to be sold in the ordinary course. Licensee shall have no responsibility or liability for any Macy’s orders prior to Fall 2014. Licensor will promptly pay (or cause to be paid) all returns, chargebacks, markdowns and allowances associated with the Macy’s orders for Spring 2014 and Summer 2014 (“Macy’s Spring & Summer Chargebacks”). Licensor shall take all reasonably necessary action to settle the Macy’s Spring & Summer Chargebacks with Macy’s on or before September 30, 2014. Further, Licensor shall provide Licensee with written notice concerning the resolution of all Macy’s Spring & Summer Chargebacks. If Licensee receives information concerning Macy’s Spring & Summer Chargebacks, Licensee will promptly forward such information to Licensor and Licensor shall use its commercially reasonable efforts to resolve all issues concerning the Macy’s Spring & Summer Chargebacks within 30 days thereafter. To the extent that Macy’s deducts, on or before September 30, 2014, the Macy’s Spring & Summer Chargebacks from the amounts to be paid to Licensee on account of Fall 2014, Licensor will reimburse Licensee within 30 days following Licensor’s receipt of the chargeback documentation provided by Macy’s. Licensee shall be entitled to set off against any amounts due to Licensor (all Purchase Consideration payments, including the Minimum Annual Payments and any Excess Payments) if Licensor fails to timely pay (or cause to be paid) such amount due. On or after September 30, 2014, Licensee shall be responsible for the Macy’s Spring & Summer Chargebacks, whether they are imposed by Macy’s on Licensee or Licensor, and if they are imposed on Licensor, Licensee will reimburse Maverick or Licensor or pay Macy’s directly, as appropriate, within 30 days following Licensee’s receipt of the chargeback documentation provided by Macy’s.

ii.	Licensor (or its parent company) will be entitled to sell all available-to-sell, on-hand inventory and excess inventory bearing the James Campbell Brand in the ordinary course, consistent with existing commitments.

1.	Licensor will create a schedule of customer purchase orders representing the presently existing commitments, with all shipments to be completed by September 30, 2014.

2.

When it becomes available, Licensor will create a schedule of customer purchase orders of excess inventory to be sold to existing customers in season/closeout, in the ordinary course, with all excess inventory to be sold by September 30, 2014.

3.	After the preceding items in Section 7(a)(ii)(1)-(2) are completed, during the Term Licensor will no longer be entitled to produce, sell, offer for sale, distribute, or market/advertise/promote any product under the James Campbell Brand or labels associated with the James Campbell Brand.

b.	The grant set forth in this Agreement shall be subject to Licensor’s licensing agreements with the Zanetti and Unified companies, as such agreements are further detailed in the Purchase Agreement.

8.	QUALITY CONTROL:

a.

Licensee acknowledges that the goal of the James Campbell Brand is to create a standard of goodwill synonymous with quality, as recognized by the relevant consuming public. During the Term, Licensee will use standards of quality in any and all products sold in connection with which the James Campbell Brand is used, consistent with commercially reasonable business practices, and hereby grants to the Licensor and its employees and agents the right (with no obligation of any kind upon the Licensor to do so) to visit Licensee’s affiliates, franchises or management locations and to inspect the use of the James Campbell Brand and quality control records relating thereto, and Licensee’s compliance with its obligations under the Purchase Agreement and the other Ancillary Agreements, at reasonable times during regular business hours to ensure Licensee’s compliance with this Section 8 and Licensee’s compliance with its obligations under the Purchase Agreement and the other Ancillary Agreements. Licensor shall provide Licensee with reasonable prior notice of any such inspection. Upon the occurrence and during the continuance of any failure by Licensee to perform, improper performance, warranty or other breach, default or violation under this Agreement, Licensee agrees that Licensor, or a conservator appointed by the Licensor, shall have the right to establish such additional product quality controls as the Licensor, or said conservator, in its reasonable judgment, may deem necessary to ensure maintenance of the quality of products sold by Licensee under the James Campbell Brand.

b.

The Licensed Products shall be manufactured, labeled, packaged, advertised, promoted, distributed and sold in accordance with all applicable governmental, regulatory, professional and industry-wide codes, statutes, rules and regulations in the jurisdiction(s) where the Licensed Products are manufactured and sold.

c.

Licensee shall operate in compliance with all applicable laws, rules, regulations and legal requirements governing working conditions, including, without limitation, those related to child labor, forced or compulsory labor, harassment and abuse, freedom of association and collective bargaining, non-discrimination, wages and benefits, hours and overtime, and health and safety.

9.	OWNERSHIP.

a.

Licensee acknowledges and agrees that, until sold and transferred to Licensee pursuant to the Purchase Agreement, Licensor is and shall remain, the owner of the James Campbell Brand and all IP Rights arising therefrom or relating thereto. All goodwill, rights and benefits generated by the use of the James Campbell Brand by or through Licensee shall inure to the benefit of Licensor.

b.

The parties shall fully cooperate with each other in their efforts to confirm, maintain and enforce Licensor’s ownership of all rights in and to the James Campbell Brand and the IP Rights arising therefrom or relating thereto.

c.

Licensee will not, either directly or indirectly, do or permit to be done any action or thing which (i) will in any way impair Licensor’s rights in and to the James Campbell Brand or any registrations thereof or the IP Rights arising therefrom or relating thereto, (ii) may reduce or dilute the value of the James Campbell Brand or the IP Rights or the IP Rights arising therefrom or relating thereto, or (iii) disparage or dilute, detract from or reflect adversely upon the reputation, image and prestige of Licensor, the James Campbell Brand or the IP Rights arising therefrom or relating thereto.

d.

Except as expressly permitted hereunder, Licensee will not on its behalf or on behalf of any other party, in any country or jurisdiction, register or attempt to register (i) the James Campbell Brand or any other service mark, trademark or trade name for any products or services which is confusingly similar to the James Campbell Brand, or (ii) any of the IP Rights arising therefrom or relating thereto.

e.	Licensee will not contest or assist any other party in contesting the validity of Licensor’s ownership of the James Campbell Brand or any of the IP Rights arising therefrom or relating thereto.

10.	REPRESENTATIONS AND WARRANTIES: Licensor hereby represents and warrants as of the date hereof:

a.

Based on a diligent investigation by Licensor, (i) the registrations and applications of the Trademarks listed on Schedule A constitute all of the United States and Canadian federally registered Trademarks, United States state registered Trademarks, and United States and Canadian federal and state applications for registration of Trademarks, now owned by Licensor, and (ii) Licensor does not own any other registrations or applications for registration of the James Campbell Brand. If, during the Term, Licensor shall (1) become aware of any existing Brands, Names, or Trademarks of which Licensor has not previously informed the Licensee, or (2) become entitled to the benefit of any Brands, Names or Trademarks, which benefit is not in existence on the date hereof, then the provisions of this Agreement above shall automatically apply thereto and Licensor shall give to the Licensee prompt written notice thereof, along with amended Schedule 1(a) and/or Schedule 1(b), as appropriate. Licensor hereby authorizes the Licensee to modify this Agreement by amending Schedule 1(a) and/or Schedule 1(b) by replacing them with any such amended schedule provided by Licensor under the provisions of this Section 9(a).

b.

The representations and warranties of Licensor made in Sections 4.1(g) through 4.1(i), 4.1(o) through 4.1(u), and 4.1(w) (to the extent relating to the James Campbell Brand) of the Purchase Agreement are hereby incorporated herein by this reference as if set forth in full herein.

The parties hereby represent and warrant as of the date hereof:

a.	Each has the unqualified right, power and authority to enter into this Agreement and perform its terms; and

b.

The execution, delivery and performance of this Agreement: (i) constitutes the valid and legally binding agreement of each, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) does not constitute a default, breach, violation or termination under any contract, instrument or other document to which any of them (and/or the James Campbell Brand) is a party or is bound, including their respective charter and organizational documents, (iii) does not constitute a violation of any law, (iv) does not give any person or entity the right to challenge any of the transactions contemplated hereby and (v) does not result in the imposition or creation of any Encumbrance upon or with respect to any part of the James Campbell Brand.

11.	MAINTENANCE AND ENFORCEMENT OF TRADEMARKS AND THE JAMES CAMPBELL BRAND:

a.

During the Term, Licensor covenants and agrees to prosecute and maintain diligently the Trademarks and recordings thereof in full force and effect in all material respects; provided, that Licensee shall pay or reimburse Licensor for all reasonable costs and expenses, including filing fees and fees of legal counsel, incurred by Licensor in connection therewith, such payment to be made within 10 days after submission by Licensor of a statement of such fees and expenses together with supporting documentation. For clarification, the foregoing relates only to prosecuting applications and maintaining registrations, and does not pertain to enforcement, infringement, or inter partes disputes.

b.

Licensor shall promptly furnish to the Licensee a copy of any writing received by it (or its affiliates or predecessors in interest) (i) relating to the prosecution, registration or maintenance of any Trademark, (ii) relating to any objection or challenge to any part of the James Campbell Brand, or (iii) otherwise relating to the James Campbell Brand.

c.

Should Licensor or Licensee become aware of any infringement or potential infringement by a third party relating to the James Campbell Brand, such party shall inform the other party promptly and in writing, including in such notification all known or reasonably ascertainable details and facts relating thereto. If Licensor declines to institute or continue any legal action with respect to any alleged infringers, Licensee may, with the consent of Licensor, pursue such action in its own name and at Licensee’s sole expense, in which event any monetary recovery resulting therefrom shall belong solely to Licensee.

12.	INDEMNIFICATION; INSURANCE:

a.

To the extent related to this Agreement, the indemnification provisions of the Purchase Agreement, including the limitations set forth in Section 8.5 therein, are incorporated herein by reference and hereby applicable.

b.

Licensee shall, at its own expense, procure and maintain in full force and effect for so long as Licensee sells Licensed Products, with an insurance carrier reasonably acceptable to Licensor, a commercial general liability insurance policy, with a limit of liability of not less than $3,000,000. The insurance policy shall name Licensor and its parent and affiliated entities as additional insureds, shall be designated expressly as primary insurance, and shall provide for at least thirty (30) days’ prior written notice to Licensee and Licensor of the cancellation or substantial modification thereof. Licensee shall provide Licensor with a certificate of insurance in compliance with this Section 12(b) within ten (10) days of the date of this Agreement and annually thereafter.

13.	TERMINATION:

a.	This Agreement shall terminate upon the first to occur of the following:

i.	Upon the sale and transfer of the James Campbell Brand to Licensee by Licensor pursuant to the Purchase Agreement; or

ii.	Upon the occurrence of a License Termination Event pursuant to the terms of Section 3.1(b)(1) of the Purchase Agreement.

b.

Upon the termination of this Agreement (other than pursuant to clause (i) of Section 13.a. above or Section 3.1(b)(1)(B) of the Purchase Agreement), Licensee shall have the right (the “Sell-Off Right”), after the date of termination of this Agreement, to sell its inventory of Licensed Products in the Territory, subject to Licensor’s rights to receive a portion of such sales under the Purchase Agreement.

c.

Except for the Sell-Off Right, upon the expiration or termination of this Agreement (other than pursuant to clause (i) of Section 13.a. above or Section 3.1(b)(1)(B) of the Purchase Agreement), Licensee shall cease the manufacture, distribution, sale, promotion and other exploitation of the Licensed Products, shall immediately discontinue all direct and indirect use of the James Campbell Brand and any variation thereof and discontinue all use of the IP Rights arising therefrom or relating thereto, and shall transfer to Licensor all registrations, filings and rights with regard to the James Campbell Brand or the IP Rights in which it may have an interest, and all rights granted to Licensee under this Agreement shall forthwith and without further act or instrument be assigned to and revert to Licensor. In addition, Licensee shall execute any instruments requested by Licensor which are necessary to accomplish or confirm the foregoing.

d.

Licensee acknowledges and admits that there would be no adequate remedy at law for its failure to cease the manufacture or sale of the Licensed Products as required by this Agreement at the termination of the License, and Licensee agrees that, in the event of such failure, Licensor shall be entitled to seek equitable relief by the way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper without the requirement to post a bond or other security, which requirement is hereby waived by Licensee.

14.	MISCELLANEOUS:

a.	This Agreement, its terms and existence, shall remain confidential pursuant to the confidentiality provisions of the Purchase Agreement, which are incorporated herein by reference.

b.

No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

c.

This Agreement and any Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings and negotiations, whether written or oral, with respect to the subject matter of this Agreement.

d.	This Agreement shall only be varied, modified, supplemented or terminated in a writing executed by all the parties hereto.

e.

This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of California applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Subject to Section 15 below, the parties hereto consent to the exclusive venue and jurisdiction of the state and federal courts located in the Los Angeles County, California, with respect to all claims and disputes between or among the parties hereto with respect to the subject matter hereof.

f.

The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s-length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

g.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement, all of which will remain in full force and effect.

h.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto and (except as provided in Section 14.i.) their respective heirs, executors, personal representatives, successors and permitted assigns.

i.

This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise), without the prior written consent of the other party; provided that Licensee may assign its rights, interests or obligations under this Agreement to any affiliate of Licensee (together with an assignment by Buyer of the Purchase Agreement to such affiliate) without Licensor’s prior written consent so long as Licensee remains the primary obligor under this Agreement.

j.	Nothing in this Agreement is intended to confer upon any person, other than the parties hereto any rights or remedies under or by reason of this Agreement.

k.	This Agreement may be signed in counterparts, including by facsimile or electronic transmission, all of which when taken together shall constitute one and the same agreement.

l.	When used in this Agreement, the words “including” and “include” shall be deemed followed by the words “without limitation”.

m.

Any notices given hereunder shall be sent to the respective party’s address set forth on the first page hereto (or such other address as such party provides notice of pursuant to this Agreement) and shall be deemed given five days after sent by certified mail, return receipt requested or two days after sent by a reputable overnight courier, with receipt, or on the same day if personally hand delivered or sent by facsimile, if, in the case of facsimile, confirmed within forty-eight (48) hours thereafter by a signed original sent by one of the other notice methods provided.

15.	ARBITRATION: The provisions of Section 15 of the Purchase Agreement entitled “Arbitration” shall apply to this Agreement and are hereby incorporated herein as if set forth in full herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MAVERICK J, SPE, LLC

Rick Solomon Enterprises, Inc., Manager

By:	/s/ Rick Solomon
Rick Solomon, President

Acknowledged and agreed:

HAMPSHIRE GROUP, LIMITED

By: /s/ Trey Darwin

      Trey Darwin, Chief Financial Officer

Schedule 1(a)

“Trademarks”1

Mark	Country	Reg. No. (App. No.)	Reg. Date (App. Date)	Class	Status
JAMES CAMPBELL	US	4,193,319	8/21/2012	25	Registered
J. CAMPBELL	US	4,193,320	8/21/2012	25	Registered
J. CAMPBELL TREND	Canada	(1,565,104)	(2/21/2012)	n/a	Pending
CULTURA INTERNATIONAL BY MAVERICK-J	US	4,437,293	11/19/2013	25	Registered
MALIBU COWBOY	US	3,888,211	12/7/2010	25	Registered (Supplemental)

[1]Per Section 2 of the Agreement, additional Trademarks may be added to this Schedule.

Schedule 1(b)

“Brands”

CULTURA

JC LOS ANGELES (JCLA) and J. CAMPBELL LOS ANGELES

DUKE’S

M-76